Exhibit 23.6

Tuesday, February 18, 2014

Nord Anglia Education, Inc.

Level 27, World-Wide House

19 Des Voeux Road

Central, Hong Kong

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference to me as an independent director appointee of Nord Anglia Education, Inc. (the “Company”), effective immediately upon the effectiveness of the Company’s registration statement on Form F-1 originally filed by the Company on Feb. 18, 2014 with the Securities and Exchange Commission.

Sincerely yours,

/s/ Carlos R. Watson
Carlos R. Watson